                                                                   EXHIBIT 10.32



                              AMENDED AND RESTATED

                                 AGREEMENT FOR

                      EPI OPERATIONAL MANAGEMENT SERVICES

THIS AMENDED AND RESTATED AGREEMENT FOR EPI OPERATIONAL MANAGEMENT SERVICES (as amended, modified and supplemented from time to time, this "EPI Agreement"), dated as of January 1, 1997 (the "Adjustment Date"), is between Swiss Bank Corporation, a corporation organized under the laws of Switzerland ("SBC"), and Perot Systems Corporation, a Delaware corporation ("PSC").

                                   WITNESSETH

WHEREAS, SBC and PSC entered into the Agreement for Operational Management Services (the "Original EPI Agreement") dated as of January 1, 1996 (the "Original Agreement Date");

WHEREAS, SBC and PSC now desire to amend and restate the Original Agreement to read in its entirety as set forth herein;

WHEREAS, contemporaneously with the execution of this EPI Agreement, PSC and SBC are entering into the Amended and Restated Master Operating Agreement, dated as of the date hereof (the "Master Operating Agreement"), which establishes general terms and conditions upon which PSC or certain Affiliates of PSC may provide Information Technology and Operational Management services to SBC or certain Affiliates of SBC; and

WHEREAS, SBC, on behalf of the SBC Warburg Division, desires to obtain from PSC, and PSC is willing to provide to SBC, the SBC Warburg Division's requirements for the services described in this EPI Agreement, on the terms and conditions set forth in the Master Operating Agreement and this EPI Agreement;

NOW, THEREFORE, SBC and PSC hereby agree as follows:

1. Master Operating Agreement. Other than Sections 2.1, 3.1, 3.2, 3.3 and 11.4 of the Master Operating Agreement and except as otherwise expressly set forth in this EPI Agreement, all the terms and conditions of the Master Operating Agreement will apply to this EPI Agreement as if fully set forth herein. In the event of any conflict or inconsistency between the terms and conditions of this EPI Agreement and the terms and conditions of the Master Operating Agreement, the terms and conditions of this EPI Agreement will apply.

2. EPI Agreement. During the term of this EPI Agreement and except as otherwise provided in Schedule F hereto, PSC will provide to the SBC Warburg Division, and SBC will obtain from PSC, the SBC Warburg Division's requirements for the Services, all upon and subject to the terms and conditions specified in this EPI Agreement. SBC may provide the Services itself (but may not obtain from any third party the Services) in those geographic areas where, and for so long as,



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         no more than two (2) full-time equivalent personnel of SBC (or temporary personnel of SBC) are performing the Services.

3.       Definitions.  As used in this EPI Agreement:

         (a) "Moves and Restacks" means the process of relocating the staff of the SBC Warburg Division and its contractors within and among the offices of the SBC Warburg Division, including without limitation moving network voice connections and Equipment.

         (b) "Budget Period" means (i) the period commencing on the Adjustment Date and ending on December 31, 1997, and (ii) each twelve (12) month period thereafter.

         (c) "Performance Metric" means, with respect to each Budget Period, each qualitative or quantitative standard of performance applicable to the Services for that Budget Period which the parties may mutually establish from time to time in accordance with the terms of this EPI Agreement. The Performance Metrics for the Budget Period commencing on the Adjustment Date are as designated on Schedule G hereto.

         (d) "SBC Warburg Infrastructure" means the Equipment, Licensed SBC Systems, SBC Facilities and non- personnel services provided pursuant to Third Party Service Contracts that SBC makes available to PSC for PSC's use in connection with this EPI Agreement.

         (e) "SBC Warburg Division Member" means any entity included within the SBC Warburg Division.

         (f) "Scope of Services" means, collectively, the services PSC is generally performing at the locations at which PSC is performing services as of the Adjustment Date on behalf of the SBC Warburg Division, except with respect to the SBC Private Banking Division, in which case Scope of Services shall refer only to locations outside of Switzerland at which PSC is performing services as of the Adjustment Date and the SBC Brinson Division, in which case Scope of Services shall refer only to locations outside of Chicago, Illinois at which PSC is performing services, as of the Adjustment Date. The Scope of Services shall include those services required to support the normal technological evolution of the SBC Warburg Infrastructure and the ordinary growth of the business of the SBC Warburg Division( at the locations at which PSC is performing such services as of the Adjustment Date) being supported by PSC as defined in Schedule A hereto. The Scope of Services is more specifically defined to include and exclude the services described on Schedule A hereto as being either included or excluded.

         (g) "Service Level" means each qualitative or quantitative standard of performance applicable to the Services, which the parties may mutually





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                 establish from time to time in connection with unit pricing in accordance with the terms of this EPI Agreement and which are called "Service Levels".

         (h) "Services" mean, collectively, the services required for the Operational Management of the EPI of each SBC Warburg Division Member, including the services described in Schedule A hereto.

4. Term. The term of this EPI Agreement will commence on the Adjustment Date and, unless earlier terminated in accordance with the terms of the Master Operating Agreement, will continue until the tenth (10th) anniversary of the Adjustment Date or such later date as the parties may mutually agree.

5.       PSC Obligations and Performance Metrics.  During the term of this EPI
         Agreement:

         (a) PSC will make available to the SBC Warburg Division, for the SBC Warburg Division's use in accordance with Article IV of the Master Operating Agreement, any PSC Systems used by PSC in the Operational Management of the EPI of the SBC Warburg Division.

         (b) PSC will provide the Services (including making available in a timely fashion qualified people to perform, and to respond to SBC's reasonable requests for, Services) (i) contemplated by the PSC Costs Budget or Equipment and Facilities Budget (as each such term is defined in Schedule F hereto) and, where applicable, will use reasonable efforts to meet any Service Levels mutually established for those Services or (ii) for which SBC agrees to otherwise pay PSC in accordance with Schedule F hereto. Additionally, and notwithstanding anything else in this EPI Agreement to the contrary, SBC will pay PSC in accordance with Schedule F, including the quarterly adjustment provisions thereof, for any Services required to be provided and which are provided by PSC to the SBC Warburg Division whether the amounts for those Services are or are not included in a PSC Costs Budget. Subject to the foregoing, PSC agrees that it will abide by any cost approval processes of which PSC may receive notice from SBC from time to time, including the SBC Warburg Central Approval and Order Process, within a reasonable period of time after receipt thereof.

         (c)     The Performance Metrics will be established as follows:

                 (1) During a period of at least thirty (30) days prior to the end of each Budget Period, PSC and SBC will work together in good faith to establish the Performance Metrics that will apply to the following Budget Period.

                 (2) In connection with the establishment of the Performance Metrics, a weighted percentage will be assigned to each Performance Metric in order to calculate any "penalties" or "rewards" as described in Schedule G hereto.





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                 (3)      The Performance Metrics and weighted percentages will
                          all be established and adjusted from time to time such that, after taking into account all "penalties" and "rewards", if PSC's actual level of performance meets the anticipated typical or median (neither superior nor inferior) performance expected by the parties, it is expected that PSC will be paid an amount equal to the Annual Profit Amount (as defined in Schedule F hereto).

                 (4) If SBC and PSC are unable to agree on the Performance Metrics at least thirty (30) days prior to the beginning of any particular Budget Period, (i) the Performance Metrics that PSC and SBC have agreed will apply for the prior Budget Period will remain in effect until replaced by any new mutually agreed upon Performance Metrics, and (ii) the determination of the appropriate "rewards" and "penalties" will be made, and payments made or credits applied on a quarterly, rather than annual, basis within twenty one (21) days after the end of each quarter of the Budget Period until such time as such Performance Metrics are replaced with new mutually agreed upon Performance Metrics.

                 (5) On or before December 15 of each Budget Period, PSC will deliver to the SBC Operational Manager in writing its estimate of the total PSC Costs for the current Budget Period. Within seven (7) days thereafter, the SBC Operational Manager and the PSC Relationship Manager will meet at a mutually agreed time to discuss SBC's good faith estimate of the Annual Profit Amount, as adjusted by the aggregate Penalty Percentages or Reward Percentages, as applicable, for such Budget Period. Thereafter, PSC will deliver to SBC its final invoice for the Budget Period and within seven (7) days of receipt thereof SBC will deliver its final determination of the Annual Profit Amount, as adjusted in accordance with Schedule G. If PSC's estimate of the total PSC Costs for the Budget Period is in excess by less than Five Million Dollars ($5,000,000) of the actual total PSC Costs for the Budget Period invoiced, then SBC's good faith estimate of the Annual Profit Amount, as adjusted, may only be adjusted down by a Penalty Percentage of a maximum of five and one-half percent (5.5%) of the Annual Profit Amount. If, however, PSC's good faith estimate of the total PSC Costs for the Budget Period is in excess of Five Million Dollars ($5,000,000) over the actual total PSC Costs for the Budget Period, then SBC may adjust the Annual Profit Amount otherwise in accordance with Schedule G without restriction as imposed by this Section 5(c)(5).

                 (6) If there is any dispute over the establishment of the Performance Metrics or related rewards and penalties and the dispute falls within the procedures described in Section 7.3 of





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                          the Master Operating Agreement, the dispute will be
                          escalated to the Chairman of PSC and the CEO of SBC.

                 (7) Upon the request of the PSC CEO no more frequently than once per calendar quarter, the SBC Operational Manager will provide the PSC CEO with a good faith outlook with respect to PSC performance on the Performance Metrics for the remainder of the then-current Budget Period.

         (d) As PSC and SBC establish unit prices for each mutually identified measurable unit of the Services, PSC and SBC will also establish appropriate performance metrics with related bonuses and credits and will adjust the Annual Profit Amount (as defined in Schedule F hereto) and the Performance Metrics and related bonuses and credits, all to reflect the conversion of certain of the Services from a cost- reimbursement basis to a fixed-unit price basis.

         (e) Subject to the terms and conditions of this EPI Agreement, including without limitation Section 8 hereof, if PSC does not meet any Performance Metric applicable to the Services, then as PSC's sole obligation and SBC's sole remedy, PSC's charges to SBC will be adjusted in accordance with Schedule G hereto. In no event will PSC be liable for failing to meet Performance Metrics during any year of the term of this EPI Agreement if and to the extent that any such failure arose as a result of
                 (i) any request by an SBC Warburg Division Member for PSC to reduce the resources or Services that PSC is then providing hereunder, (ii) any action taken by SBC in contravention of the terms of this EPI Agreement or (iii) any reduction by SBC of the PSC Costs Budget or the Equipment and Facilities Budget (as each term is defined in Schedule F hereto). In the event of (i), (ii), or (iii) above, PSC and SBC will work together in good faith to renegotiate the affected Performance Metrics.

         (f) PSC will timely provide SBC with a quarterly performance report, in a form and with content mutually established by the parties, documenting PSC's performance with respect to the Performance Metrics.

         (g) It is PSC's intention to use the SBC Warburg Infrastructure and the Transitioned Employees in order to provide services to other PSC customers, subject to the security and confidentiality provisions of the Master Operating Agreement and this EPI Agreement. Prior to any use of the SBC Warburg Infrastructure in connection with the provision of services to a third party by PSC, PSC must comply with the provisions of
                 Section 6 of Appendix 1 to Schedule F hereto. Nothing in this EPI Agreement will limit PSC's rights to use the Licensed SBC Systems in accordance with the Master Operating Agreement.

         (h) With respect to those PSC employees that have a significant, direct working relationship with the SBC Warburg Division business units, SBC will provide to PSC specific criteria for the comprehensive incentive based compensation program established for those PSC





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                 employees that will be designed to reward those employees for performance that, while not disadvantaging PSC, directly benefits those areas of SBC's business deemed important to SBC. During PSC's annual review of those PSC employees, SBC will provide PSC with SBC's assessment of those PSC employees based upon the specific criteria provided by SBC. Notwithstanding the foregoing, PSC retains ultimate control over the compensation of its employees.

         (i) PSC will also have responsibility for the functions and obligations set forth on Schedule D hereto.

         (j) PSC will use all reasonable efforts to maintain an errors and omissions insurance policy with one hundred million dollars ($100,000,000) of coverage and the cost of the policy will be a direct PSC Cost. Other policies of insurance maintained by PSC with coverage above the coverage maintained by PSC prior to the Original Agreement Date, up to an aggregate of seventy-five million dollars ($75,000,000) in coverage, will be a direct PSC Cost until the time that those other policies of insurance can be used by PSC to insure against risks incurred by PSC as a result of its relationships with other customers of PSC, at which time the costs of that insurance will be allocated among all PSC accounts for which such insurance can be used in accordance with the amount of insurance coverage that can be used with respect to such customer. SBC and PSC will periodically determine whether these limits should be adjusted to take into account the effects of inflation.

6.       SBC Obligations.  Commencing on the Original Agreement Date:

         (a) SBC has and will continue to make available to PSC, for PSC's use in accordance with Article IV of the Master Operating Agreement, the SBC Warburg Infrastructure. Other than as sold or terminated in the ordinary course of business with the consent of both parties prior to the date of delivery of this Agreement, SBC represents to PSC that the SBC Warburg Infrastructure made available to PSC hereunder includes all of the Equipment, SBC Systems, SBC Facilities and services from Third Party Service Contracts used by or on behalf of the SBC Warburg Division as of the Original Agreement Date to provide the Services to the SBC Warburg Division that PSC is obligated to provide under this EPI Agreement.

         (b) Except as expressly permitted by this EPI Agreement, the Master Agreement (herein so called), executed by SBC and PSC as of the Adjustment Date, or the Master Operating Agreement, neither SBC nor the SBC Warburg Division Members will enter into any agreements with third parties relating to any products or services for which PSC has responsibility hereunder. SBC agrees that it will not enter into any Third Party Service Contracts for services relating to the Operational Management of the EPI of the SBC Warburg Division during the term of this EPI Agreement, except as otherwise approved by PSC or authorized by the terms of this EPI Agreement.





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         (c)     SBC will retain responsibility for the functions and
                 obligations set forth on Schedule C hereto.

         (d) SBC will use all commercially reasonable efforts to cause the SBC Warburg Division to standardize the products and services for which PSC has responsibility hereunder within the SBC Warburg Division as soon as reasonably practicable.

7. PSC's Charges. SBC will pay PSC for the Services in accordance with Schedule F hereto.


8. Operational Manager of SBC. SBC agrees that the Operational Manager of SBC (as defined in the Master Operating Agreement) for SBC will be David Solo, Peter Wuffli, or another individual satisfactory to the Operational Manager of PSC; provided that should PSC not consent to the designation of any Operational Manager designated pursuant to the Master Operating Agreement other than David Solo or Peter Wuffli, then the following shall apply: The matter of who shall serve as the Operational Manager for SBC under this EPI Agreement will be referred to the CEO's of PSC and SBC who will discuss the issue and negotiate in good faith to resolve the dispute or controversy. The specific format for such discussions and negotiations will be left to the CEO's. In the event that the CEO's do not agree on the individual who shall serve as the Operational Manager for SBC, then for the first twelve (12) months during which such disagreement as to the Operational Manager for SBC continues, PSC shall be deemed to have performed under the terms of this EPI Agreement each of the Performance Metrics to the extent necessary so that there is no Reward Percentage or Penalty Percentage applied under Schedule G of this EPI Agreement, and PSC will be entitled to receive the Annual Profit Amount on a pro rata basis for each of such twelve (12) months without adjustment pursuant to Schedule G of this EPI Agreement. Thereafter, so long as such disagreement continues, and notwithstanding Schedule G hereto, the Reward Pool will be an amount equal to seven and one half percent (7.5%) of the Annual Profit Amount and the Penalty Pool will be an amount equal to fifteen percent (15%) of the Annual Profit Amount.

9. Notices. Wherever under this EPI Agreement one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

         In the case of PSC:

                 Perot Systems Corporation
                 1801 Robert Fulton Drive, Suite 200
                 Reston, Virginia  22091
                 Attention: Division President -
                 Global Financial Services Division

                 with a copy to:

                 Perot Systems Corporation
                 12377 Merit Drive, Suite 1100
                 Dallas, Texas 75251





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                 Attention:  General Counsel

         In the case of SBC:
                 Swiss Bank Corporation
                 1 Finsbury Avenue
                 London, EC2M 2P
                 Attention:  Operational Manager - SBC Warburg

                 with a copy to:

                 Swiss Bank Corporation
                 Legal Services SBC Group
                 Malzgasse 30-32
                 CH-4002 Basel, Switzerland
                 Attention:  General Counsel

         Either party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

10. Entire Agreement. Except as set forth in the Principal Agreements (as defined in the Master Agreement), this EPI Agreement, including any Schedules referred to herein and attached hereto, and the terms and conditions of the Master Operating Agreement, each of which is incorporated herein for all purposes, constitutes, together with any other written agreement or letter between SBC and PSC dated the Adjustment Date or as of the Adjustment Date, or the Original Agreement Date or as of the Original Agreement Date (not including agreements or letters amended, or restated or superseded as of the Adjustment Date) that relates to this EPI Agreement, the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and there are no representations, understandings or agreements relative hereto and thereto, written or oral, which are not fully expressed herein or therein. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.

IN WITNESS WHEREOF, PSC and SBC have each caused this EPI Agreement to be signed and delivered by its duly authorized officer(s), all as of the Adjustment Date.


PEROT SYSTEMS CORPORATION                          SWISS BANK CORPORATION



By:                                       By:
   ----------------------------------        ----------------------------------
Title:                                    Title:
      -------------------------------           -------------------------------

                                          By:
                                             ----------------------------------
                                          Title:
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                                   SCHEDULE A

                                  PSC SERVICES

The Services included within the Scope of Services collectively make up data processing services and specifically center on the support of: the entire wide and local area communication network software and hardware; all data centers and network, file and data servers; all desktop computer support, office automation tools (specifically global email design, operation and support), the work to ensure global connectivity and relatively free-seating capability; customer help desk for non application specific problems; design, staging, installation and restacking of an appropriate range of workstation offerings (fixed and portable); design and support expertise for the inevitably evolving standards of institutional process automation infrastructure (such as Internet standards and Web technology).

The Scope of Services does not include services required for the design or implementation of software packages ("Excluded Software Packages") for transaction processing, custody, settlement/payments services, pricing tools, risk control, customer MIS, financial reporting, general ledgers, payment systems or other applications or business systems. However, the Scope of Services does include the Services necessary for operating the systems that run the Excluded Software Packages, to include appropriate monitoring of task completion, etc. PSC will, within the Scope of Services, facilitate the normal restack and periodic site relocation (to include the Stamford and Stardust work contemplated as of the Adjustment Date), though a major relocation project (excluding the currently configured Stamford and Stardust moves) or the support of a new geographic officewould be outside the Scope of Services and require additional compensation as described in Schedule F to this EPI Agreement. Likewise, if there is a substantial increase in the services necessary to support the SBC Warburg Division, other than the SBC Private Banking Division outside of Switzerland and the SBC Brinson Division outside of Chicago, as requested by SBC (for example, such as an increase of more than 7% during any Budget Period or 35% in the aggregate in the number of workstations (not bandwidth) currently supported by PSC), or (ii) if the services are required to support the SBC Private Banking Division in Switzerland or the SBC Brinson Division in Chicago then these additional services would be outside the Scope of Services and require additional compensation as described in Schedule F to this EPI Agreement.





                                      A-1
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                                   SCHEDULE B

                           EXCLUSIONS TO REQUIREMENTS

[Intentionally omitted]





                                      B-1
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                                   SCHEDULE C

                              SBC RESPONSIBILITIES

1. Establish appropriate requirements and priorities for the SBC Warburg Division's requirements for the Services, including business projections relating to such requirements, and communicate the same to PSC.

2. Subject to the terms and conditions of this EPI Agreement and the Master Operating Agreement, make available to PSC, as reasonably requested by PSC, management decisions, personnel, information, approvals, acceptances, and access to the SBC Facilities in order that the Services may be properly performed.

3. Cooperate with PSC in establishing mutually acceptable procedures and timing for the processing of non-scheduled, special request, or other user-initiated services and change control activities, and modifying those procedures as reasonably requested from time to time.

4. Supply to PSC for processing required data with applicable control totals as such data is currently used by the SBC Warburg Division and as may be required by PSC to provide the Services.

5. Identify a mutually acceptable number of delivery points for report distribution within each location at which PSC is required to deliver reports and timely notify PSC of any report distribution schedule changes or problems which may arise from time to time.

6. Inspect and review all reports prepared by PSC as soon as reasonably practicable after receipt and promptly notify PSC as to any required corrections.

7. Periodically provide to PSC an updated list of SBC personnel authorized to access data and system functions designated as restricted by SBC.

8. Provide access control and physical security at locations provided or controlled by the SBC Warburg Division, including such security as may be required in connection with the installation, operation, maintenance and removal of communication and computer equipment to, at or from any such location.

9. Cooperate and assist PSC in instructing SBC personnel to adhere to applicable PSC security policies and standards as necessary to protect the information and assets of PSC and its customers.

10. Provide to PSC and the end-users the consumables, such as toner and paper, required for all desk-top devices maintained by PSC in connection with the Services provided hereunder.





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                                   SCHEDULE D

                        ADDITIONAL PSC RESPONSIBILITIES


1. Use its commercially reasonable efforts to meet or exceed each of the applicable Service Levels, subject to the terms and conditions of this EPI Agreement.

2. Cooperate and consult with and assist SBC in establishing the PSC Costs Budget and the Equipment and Facilities Budget as described in Appendix 1 to Schedule F to this EPI Agreement.

3. Provide SBC or its representatives with reasonable access to PSC's books and records as required for SBC to exercise its audit rights as described in this EPI Agreement and the Master Operating Agreement.

4. Use reasonable efforts to meet or exceed applicable budget targets, subject to the terms and conditions of this EPI Agreement.





                                      D-1
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                                   SCHEDULE E

                              LICENSED SBC SYSTEMS

[Intentionally omitted]

                                   SCHEDULE F

                                  PSC CHARGES

1.       Definitions.  For purposes of this Schedule:

         (a) "Annual Profit Amount" means, with respect to the first Budget Period, an amount equal to Forty Million Five Hundred Thousand Dollars ($40,500,000) and for each subsequent Budget Period, an amount equal to Forty One Million Dollars ($41,000,000) which will be adjusted in accordance with Appendix 2 to this Schedule F.

         (b) "Cost Plus Service" means all Services provided by PSC pursuant to this EPI Agreement, excluding any Services for which PSC is being paid by SBC on other than a cost reimbursement basis as described in Section 4 of this Schedule F.

         (c) "Equipment and Facilities Budget" means, with respect to each Budget Period, each budget relating to SBC Warburg Division capital expenses developed for that Budget Period in the form finally approved by SBC in accordance with Section 2 of Appendix 1 to this Schedule F.

         (d) "PSC Costs" mean all costs, excluding Corporate Overhead, incurred by PSC in the performance and provision of the Services pursuant to this EPI Agreement. To be chargeable to SBC, costs shall, unless otherwise mutually agreed, be accounted for using (i) generally accepted accounting principles, and (ii) using reasonable cost accounting practices. "Corporate Overhead" means the costs of the Office of PSC Chairman, Office of the PSC CEO and President, Office of the Global Financial Services Industry, and the corporate (as contrasted with SBC Account) costs of the Marketing, Finance, HR, Legal, Internal Audit, Travel, Sales Procurement, Real Estate, Internal Systems and Recruiting Departments, all to the extent such costs are for the general support of PSC on a corporate-wide basis, and not for the direct support of providing the Services pursuant to this EPI Agreement where such direct support costs are allocated on a use, consumption or incurrence of cost basis. SBC will notify PSC within nine
                 (9) months of receipt by SBC of any invoice containing a cost item that SBC reasonably believes to be of a class or character (but not an amount) that SBC or a third Person similarly situated with PSC could not reasonably be expected to incur in performing the Services. Such written notice will set forth the basis for SBC's belief in reasonable detail.
                 SBC and PSC will discuss the issues raised in such notice for a period of up to thirty (30) days following its delivery to PSC, and if not resolved during the first twenty (20) days of such period, there will be a meeting between the CEO of Perot Systems and the Operational Manager of SBC prior to the end of such thirty (30) day period. Any dispute between PSC and SBC with respect to the foregoing that is not mutually resolved by PSC and SBC within such thirty (30) day period will be resolved in accordance with Section 7.4 of the Master Operating Agreement with the "arbitration panel" referred to in that Section being one of the six (6) largest internationally recognized firms of public accountants.

                 PSC Costs will include:

                          (1) With respect to taxes, all Taxes attributable to the Services and the resources utilized therefor but only to the extent that those Taxes, or the withholding or collection thereof, are the legal obligation of PSC, such as employee withholding taxes and sales taxes for products or services purchased by PSC on its own behalf to provide the Services. All other Taxes will be paid or reimbursed by SBC to PSC but will not be included in PSC Costs.

                          (2) To the extent that PSC presents invoices for Services in local currency, the costs of hedging against and otherwise prudently managing the risk of currency fluctuations, but excluding currency profits and/or losses from such hedging or other management activities.

                          (3) To the extent that PSC presents invoices for Services in U.S. Dollars, the costs of hedging against and otherwise prudently managing the risk of currency fluctuations and any profits and/or losses from such hedging or other management activities and profits and/or losses from currency fluctuations measured against the U.S. Dollar.


         (e) "PSC Costs Budget" means, with respect to each Budget Period, each budget developed for that Budget Period in the form finally approved by SBC in accordance with Section 1 of Appendix 1 to this Schedule F.

         (f) "PSC Interest Payment" means, with respect to any amount owed by SBC to PSC under this EPI Agreement and for which this EPI Agreement expressly provides for an interest payment equal to the PSC Interest Payment:

                 (1) An amount equal to the fees and expenses incurred by PSC in connection with PSC's financing of the amount owed by SBC; or

                 (2) If PSC does not finance the amount owed by SBC, an amount equal to the PSC Interest Rate on the amount owed by SBC calculated from the date the amount owed by SBC was due and payable until the date it is paid to PSC.

         (g) "PSC Interest Rate" means the London Interbank Offered Rate as published in the Wall Street Journal (national edition) for three (3) month U.S. Dollar deposits, plus two percent (2%), or if no such rate is quoted, the rate for certificates of deposit of major New York banks as quoted in the Wall Street Journal (national edition) for three (3) month certificates of deposit plus two percent (2%). PSC and SBC will adjust the PSC Interest Rate for each Budget Period as necessary to reflect changed circumstances.

         (h) "SBC Interest Payment" means, with respect to any amount overpaid by SBC and reimbursable by PSC to SBC under this EPI Agreement and for which this EPI Agreement expressly provides for an interest payment equal to the SBC Interest Payment, an amount equal to the SBC Interest Rate on the amount reimbursable by PSC calculated from the date the amount reimbursable by PSC was overpaid by SBC until the date it is reimbursed to SBC.

         (i) "SBC Interest Rate" means the London Interbank Offered Rate as published in the Wall Street Journal (national edition) for three (3) month U.S. Dollar deposits, plus two percent (2%) or if no such rate is quoted, the rate for certificates of deposit of major New York banks as quoted in the Wall Street Journal (national edition) for three (3) month certificates of deposit plus two percent (2%). PSC and SBC will adjust the SBC Interest Rate for each Budget Period as necessary to reflect changed circumstances.

         (j) "Special Profit Fee" means a one time payment of Three Million Dollars ($3,000,000) payable from SBC to PSC.

         (k) "Taxes" means all foreign, federal, state, county, local and other taxes of every kind and however measured, including, without limitation, income, capital, gross receipts, excise, stamp, franchise, business privilege, property, value added, import duties, employment, withholding, payroll, sales, ad valorem, use, leasing, profits, excess profits, occupational, telephony, transfer, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privilege or similar taxes together with any and all penalties, fines, surcharges, additions to tax and interest thereon; but excluding any taxes based on the net income (or gross income, profits or franchise taxes in lieu of or in conjunction with net income) of PSC imposed by any federal, state, provincial, cantonal, local or any similar jurisdiction, and any withholding tax associated with the distribution of that net income (or gross income, profits or franchise taxes in lieu of or in conjunction with net income).

2. Budget and Capacity Planning. The PSC Costs Budget and the Equipment and Facilities Budget will be established in accordance with Appendix 1 to this Schedule F.

3.       Cost Plus Services.  During each Budget Period:

         (a) PSC's estimated and budgeted charges to SBC for the Cost Plus Services will be an amount equal to (i) the PSC Costs reflected in the PSC Costs Budget for that Budget Period that it is estimated PSC will incur during that Budget Period relating to the Cost Plus Services, plus (ii) the then current Annual Profit Amount.

         (b) Subject to receipt of an invoice pursuant to Section 6 hereof, on the tenth day (or, if not a business day, the first business day thereafter) of each month during that Budget Period, SBC will pay to PSC, by wire transfer to a bank account designated by PSC, an amount equal to the Monthly Run Rate (as defined in Section 1(b)(3) of Appendix 1 to this Schedule F) applicable to the Cost Plus Services for that month.

         (c) At the end of each calendar quarter during that Budget Period (or, at the request of either party, more often than quarterly to take into account significant differences between actual PSC Costs and the Monthly Run Rate), PSC will determine the actual PSC Costs and the pro rata portion of the Annual Profit Amount relating to the Cost Plus Services for all prior periods. To the extent the actual PSC Costs for the Cost Plus Services for prior periods varied from the estimated amounts paid under Section 3(b) with respect to those prior periods and such variance has not been taken into account in connection with prior adjustments under this Section 3(c), PSC will either issue to SBC (i) an invoice for additional amounts owed by SBC, plus the PSC Interest Payment, or (ii) a credit against the next month's invoice for amounts overpaid by SBC as a result of such variances, plus the SBC Interest Payment.

4. Services Not Within the Scope of Services. Upon the occurrence of any event or events that would require PSC to provide services outside the Scope of Services or development, maintenance or enhancement services related to the Restricted Application Systems, SBC will pay PSC for the resources required to provide those services as follows:

         (a) If the required resources are resources for which PSC and SBC have established unit prices as described in Section 5(d) of the EPI Agreement, PSC will be paid pursuant to the established unit prices.

         (b) If unit prices have not been established for the required resources, PSC will be paid an amount to be mutually agreed.

         (c) If PSC and SBC are unable to agree on an amount to be paid for the required resources, PSC will be relieved of any responsibility for the services with respect to the required resources, except as set forth below and SBC will have the right to have another third party, or its own staff, provide the services and the resources required by the services that are not within the Scope of Services, subject to PSC's final right of refusal. In such a situation, PSC will have a final right of refusal as follows:

                 (1) SBC will give PSC notice of the services and related resources that it is proposing be provided by a third party or its own staff. The notice will include the amounts that the third party proposes to charge, or the costs SBC estimates it will itself incur, for those services and related resources.

                 (2) PSC will be given forty-five (45) days to respond to the notice by notifying SBC whether it desires to provide those services and related resources and the price it offers to charge for those services.

                 (3) Within forty-five (45) days of receiving PSC's response, SBC will grant PSC the right to provide those services and related resources, unless either the price for such services offered by PSC is meaningfully worse or SBC in good faith believes that PSC has not demonstrated proficiency in the area of the applicable services.

                 (4) SBC may use a PSC Competitor to provide the applicable services only if SBC and the PSC Competitor act in good faith and not with the intent to have the PSC Competitor "buy" the business and the PSC Competitor charges SBC no less than its typical retail rates for similar services.

5.       [Intentionally omitted]

6. Invoices and Time of Payment. The amounts payable to PSC hereunder will be invoiced and paid as follows:

         (a) PSC will submit invoices to SBC for each month during the term of this EPI Agreement. Invoices will be submitted in the name of any SBC Warburg Division Member and for any location that is requested by SBC to cover Services delivered in that location to that SBC Warburg Division Member, in a form that is acceptable to the taxing authorities in the applicable location. Each invoice will contain information in a format and with such detail as is reasonably necessary for SBC to verify PSC's charges and to allocate PSC's charges among the appropriate SBC Warburg Division Members. PSC will also provide an analysis of the charges in a manner consistent with SBC's reasonable requests from time to time.

         (b) Invoices for the amounts due pursuant to Sections 3(b), 4(b), 5(b) and 6(b) of this Schedule F will be submitted on or before the first day of each calendar month and will be payable by the tenth day of that calendar month. Any amount due PSC hereunder for which a time for payment is not otherwise specified will be due and payable within thirty

                 (30) days after receipt by SBC of a PSC invoice therefor. PSC will submit such invoices on a timely basis promptly after performing the Services or incurring the expenses that are being invoiced.

         (c) If SBC reasonably disputes any invoice in good faith, as SBC's sole means of obtaining relief related to the invoice, SBC must provide to PSC within nine (9) months of receipt of the invoice concerning such dispute a detailed written reason for its dispute and will pay to PSC all amounts due on the invoice, except SBC may withhold a portion of the Annual Profit Amount having the same ratio to the Annual Profit Amount invoiced for the month as to which a dispute exists as the ratio of the amount in dispute to all amounts due to PSC for the month associated with the PSC Costs being disputed by SBC. SBC will pay to PSC the PSC Interest Payment for any late payments and withheld Annual Profit Amounts that are ultimately determined to be due. PSC will pay to SBC the SBC Interest Payment for any amounts required to be reimbursed by PSC to SBC as a result of SBC's payment to PSC of amounts that are ultimately determined not to have been due.

         (d) PSC's monthly invoices will include a pro-rata portion of the Annual Profit Amount. Adjustment to the Annual Profit Amount to account for the aggregate sum of all Reward Percentages or Penalty Percentages, as applicable, pursuant to Schedule G will be determined by SBC and notified to PSC in writing in accordance with Section 5(c)(5) of the EPI Agreement. Payment of any reward amount by SBC will be made simultaneously with delivery of such notice to PSC. Credit for any penalty amount will by applied by PSC to the Monthly Run Rate for the subsequent Budget Period.

         (e)     SBC will pay PSC the Special Profit Fee on or before May 31,
                 1997.

7. Currency of Payment. All charges to SBC will be invoiced in the currency of the country or countries, as the case may be, in which the PSC Costs related to the charges were incurred, and SBC will pay those PSC charges in the currency so denominated. Upon the agreement of SBC and PSC at the beginning of any Budget Period, charges to SBC may be invoiced in U.S. Dollars. The Annual Profit Amount will be invoiced in U.S. Dollars.

8. Tax Credit. As a reduction to any amounts billed to SBC under this Schedule F, PSC will apply a credit equal to the reduction in "Income Tax" resulting from the use of an "Existing Tax Asset" to the extent that "SBC Taxable Income" in any jurisdiction enables PSC to "Utilize" such Existing Tax Asset. For purposes of this Section 8:

         (a) "Income Tax" means the tax liability required to be calculated under the relevant jurisdiction's income, profits or franchise tax laws for any tax year.

         (b) "Existing Tax Asset" means a net operating loss carryover, as defined in the relevant jurisdiction's income, profits or franchise tax laws, that exists at December 31, 1995.

         (c) "SBC Taxable Income" means the portion of PSC Group taxable income before net operating loss carryover as presented on any PSC Group final tax return for any tax year in any jurisdiction that PSC allocates to this Agreement, using any reasonable, good faith method.

         (d) "Utilize" means to use the Existing Tax Asset on any PSC Group final income tax return for any tax year in any jurisdiction, but only to the extent that the Existing Tax Asset would not otherwise be offset by non-SBC Taxable Income in the current tax year or in any subsequent tax years. For these purposes, an Existing Tax Asset shall not be considered Utilized until a final determination can be made that the Existing Tax Asset would have expired unused but for availability of SBC Taxable Income. In making this determination, non-SBC Taxable Income shall be applied to the oldest net operating loss carryovers first. Non-SBC Taxable Income shall mean any PSC Group taxable income that is not SBC Taxable Income.

9. Audit of Charges. Upon the reasonable request of SBC, PSC will permit SBC or its designated representatives (who will not be PSC Competitors or Affiliates of PSC Competitors, other than the reporting auditors of any SBC Warburg Division Member) access to PSC's books and records to perform an audit up to four (4) times per Budget Period to the extent necessary to verify PSC's charges to SBC under this EPI Agreement.
         SBC will provide to PSC a copy of the audit report resulting from each such audit upon its completion. As promptly as practicable thereafter, but within nine (9) months of the receipt by SBC of the invoice concerning the disputed cost, SBC must provide notice to PSC of a dispute and the parties will then review the audit report and work in good faith to agree upon any reimbursement of charges due to SBC and any appropriate future adjustments to PSC's charges and practices under this EPI Agreement. Subject to the delivery of the notice referred to above, if such audit demonstrates that PSC's invoiced charges for that period differ from the correct charges for that period, PSC will either (i) issue a credit to SBC against the next succeeding monthly invoice for the amount of any overpayments, or
         (ii) issue an invoice to SBC for any underpayments, plus in the event of (i) above, interest on the credited amounts equal to the SBC Interest Rate calculated from the date such amounts were overpaid, and in the event of (ii) above, interest on the invoiced amounts equal to the PSC Interest Rate calculated from the date such amounts should have been paid. If PSC's invoiced charges for the applicable period exceed the correct charges for that period by more than ten percent (10%), PSC will pay or reimburse SBC for the reasonable costs of such audit. In the event PSC reasonably desires to limit the scope of SBC's audit rights in order to protect confidential or proprietary information, the audit will be conducted by an independent third party auditor mutually acceptable to PSC and SBC who will verify PSC's charges to SBC for the relevant period without disclosing any

         Confidential Information of any member of the PSC Group to any member of the SBC Group or any other party.

                                   APPENDIX 1
                                       TO
                                   SCHEDULE F

                          BUDGET AND CAPACITY PLANNING

1. PSC Costs Budget. The PSC Costs Budget will be established for each Budget Period as follows:

         (a) SBC, in consultation with PSC, will determine the estimated requirements of the SBC Warburg Division during that Budget Period for the Cost Plus Services (the "Estimated Services")

         (b) Following determination of the Estimated Services, PSC, in consultation with SBC, will establish a proposed budget for that Budget Period and PSC will submit the proposed budget to SBC for SBC's written approval. The budget submitted by PSC will:

                 (1) Reference the aggregate amount of PSC Costs that PSC estimates it will incur in connection with providing the Estimated Services.

                 (2) Itemize the aggregate PSC Costs by a number and type of expense categories to be mutually established from time to time.

                 (3) Allocate the budget over the total number of months in that Budget Period (the "Monthly Run Rate") by considering the month in which the various PSC Costs will be incurred by PSC and allocate the Annual Profit Amount on a pro-rata basis.

                 (4) Take into account providing the Estimated Services in accordance with any Performance Metrics that may have been established.

         (c) Upon receipt of PSC's proposed budget, SBC will either approve the budget as submitted or disapprove the budget as submitted and provide to PSC the aggregate amount of PSC Costs that SBC will approve for the budget. If SBC does not approve PSC's proposed budget, PSC and SBC will work together to adjust the Services and, where applicable, the Performance Metrics, and to make any other appropriate adjustments, all as necessary to cause the budget to meet the total PSC Costs that SBC will approve for the budget.

         (d) The final budget (the "PSC Costs Budget"), along with the Monthly Run Rate, for each Budget Period will be subject to SBC's final approval and will become the basis for PSC's determination of its estimated monthly charges to SBC for the Cost Plus Services.





                                     1-F-1

2. Equipment and Facilities Budget. An Equipment and Facilities Budget will be established for each Budget Period as follows:

         (a) PSC, in consultation with SBC, will establish a proposed budget for that Budget Period covering the aggregate amount of equipment and facilities expenditures that PSC estimates SBC must directly incur in connection with the Services contemplated by the PSC Costs Budget for that Budget Period and PSC will submit the proposed budget to SBC for SBC's written approval. The budget submitted by PSC will:

                 (1) itemize the aggregate equipment and facilities expenditures by expense category to be mutually established from time to time; and

                 (2) allocate the budget over the total number of months in that Budget Period (the "Monthly Capital Rate") by considering the month in which the various equipment and facilities expenditures will be incurred.

         (b) Upon receipt of PSC's proposed budget, SBC will either approve the budget as submitted or disapprove the budget as submitted and provide to PSC the aggregate amount of equipment and facilities expenditures that SBC will approve for the budget. If SBC does not approve PSC's proposed budget, PSC and SBC will work together to adjust the PSC Costs Budget, the Services and, where applicable, the Performance Metrics reflected in the applicable PSC Costs Budget, and to make any other appropriate adjustments, all as necessary to cause the Equipment and Facilities Budget to meet the total equipment and facilities expenditures that SBC will approve for the budget.

         (c) The final budget (the "Equipment and Facilities Budget") for each Budget Period will be subject to SBC's final approval.

3. Quarterly Budget Review. At the end of each calendar quarter during a Budget Period, PSC and SBC will jointly review (i) the Equipment and Facilities Budget and (ii) the PSC Costs Budget, by comparing the budgeted Monthly Run Rate and Monthly Capital Rate for that Budget Period to the actual monthly costs incurred during that Budget Period for each expense category reflected in the PSC Costs Budget or the Equipment and Facilities Budget, as applicable. Based upon that review, SBC may make adjustments to the Monthly Run Rate, the PSC Costs Budget and the Equipment and Facilities Budget for the remainder of the Budget Period. Additionally, based upon these quarterly reviews, PSC's charges to SBC will be adjusted as provided in Section 3 to Schedule F. Either party may request that adjustments occur more often than quarterly to take into account significant differences between actual PSC Costs and the Monthly Run Rate.





                                     1-F-2

4. Changes to Budgets. PSC acknowledges and agrees that SBC may make changes to the PSC Costs Budget and the Equipment and Facilities Budget by providing prior notice to PSC. SBC acknowledges and agrees that changes to either the PSC Costs Budget or the Equipment and Facilities Budget may result in changes to the Services and, where applicable, the Performance Metrics that SBC anticipates PSC will provide during the applicable Budget Period. Subject to Section 8 of this Appendix, if PSC desires to make any changes to either the PSC Costs Budget or the Equipment and Facilities Budget, PSC will first obtain the prior approval of SBC.

5. Additional Equipment. If at any time during the term of this EPI Agreement, PSC elects to add any Equipment (excluding any personal computers, modems, printers or other related personal Equipment for use by PSC personnel) to the SBC Warburg Infrastructure, and the cost of the Equipment has been included in the Equipment and Facilities Budget covering the Budget Period in which the Equipment is to be purchased, PSC may purchase the Equipment, and the cost thereof will be chargeable to SBC. If the cost of the Equipment has not been included in the Equipment and Facilities Budget covering the Budget Period in which the Equipment is to be purchased, PSC will notify SBC of its desire to add the Equipment to the SBC Warburg Infrastructure and the date by which PSC desires to order the Equipment, and if SBC consents to the purchase of the Equipment prior to the desired order date, PSC will purchase the Equipment on behalf of SBC and SBC will pay PSC therefor in accordance with this Schedule F. Subject to the foregoing, PSC agrees that it will abide by any cost approval process of which PSC may receive notice from SBC from time to time, including the SBC Warburg Central Approval and Order Process, within a reasonable period of time after receipt thereof.

6. Use of SBC Warburg Infrastructure. Prior to the use by PSC of the SBC Warburg Infrastructure for any customer of PSC (other than an SBC Warburg Division Member), PSC will obtain the consent of SBC based upon a business case prepared by PSC for SBC's review and approval specifying (i) any capital investment that will be required from SBC to obtain any additional resources to provide services to the PSC customer and, if so, any payments that will be made to SBC in connection with or attributable to the use of the SBC Warburg Infrastructure, (ii) any impact on the overall operating expenses of the SBC Warburg Infrastructure, (iii) any impact the introduction of the third party customer would have on existing Performance Metrics and (iv) any impact on PSC's charges to SBC for the Services. PSC shall also satisfy SBC, in SBC's sole discretion, that adequate security procedures have been instituted to prevent disclosure of any Confidential Information of SBC to the third party customer.

1. Operational Plan. PSC, on an annual basis, will update and provide to SBC a twelve (12) month operational plan for the Services to be provided by PSC under this Agreement, which will include plans for reducing PSC Costs and will establish suggested Performance Metrics for the Services.





                                     1-F-3

8. Assignment of Costs. Notwithstanding anything to the contrary in this Appendix or elsewhere in the EPI Agreement, SBC acknowledges and agrees that PSC may assign to SBC, and SBC will assume from PSC, responsibility for paying directly to the applicable third party vendor any costs that are then included in the PSC Costs. In such event, the PSC Costs, the PSC Costs Budget, and the Monthly Run Rate will be decreased to reflect any such assignment. Notwithstanding any assignment by PSC to SBC of any third-party costs pursuant to this
         Section 8, PSC will remain responsible for continuing to manage the Services to which the assigned costs are applicable.





                                     1-F-4

                                   APPENDIX 2
                                       TO
                                   SCHEDULE F

                              INFLATION ADJUSTMENT



1. Index. As used in this Appendix, (i) the "Index" means the Implicit Price Deflator for the Gross Domestic Product, published by the Bureau of Economic Analysis, an agency of the U.S. Department of Commerce,
         (ii) the "Base Index" is the Index applicable to the Original Agreement Date and (iii) the "Base Profit Amount" means $41,000,000.

2.       Adjustment.

         (a) Effective as of the third anniversary of the Original Agreement Date,the Annual Profit Amount will be increased by the percentage increase in the Index as of such date over the Base Index.

         (b) If, on any anniversary of the Original Agreement Date during the term of this EPI Agreement after the third anniversary referred to in clause (a) above (each, an "Inflation Adjustment Date") the Index (the "Applicable Index") is higher than the Base Index, then, effective as of such Inflation Adjustment Date the Annual Profit Amount will be an amount equal to (i) the Base Profit Amount plus (ii) the percentage by which the Applicable Index exceeds the Base Index as of such Inflation Adjustment Date multiplied by the Base Profit Amount.

         (c) Notwithstanding any other provision of this Appendix 2 to Schedule F, the Annual Profit Amount will never be less than $41,000,000 (other than for the first Budget Period, for which it will be $40,500,000.

3. Change of Index. In the event that the Bureau of Economic Analysis should stop publishing the Index or should substantially change the content or format thereof, PSC and SBC will substitute therefor another comparable measure published by a mutually acceptable source.





                                     2-F-1

                                   SCHEDULE G
                              PERFORMANCE METRICS

1. Definitions. For purposes of this Schedule G, the following definitions will apply:

         a. "Penalty Percentage" is, with respect to each Performance Metric, the percentage so designated in this Schedule G with respect to that Performance Metric. The aggregate sum of all Penalty Percentages will not exceed 100%.

         b. "Penalty Pool" is, with respect to any Budget Period during the term of this EPI Agreement, an amount equal to thirty percent (30%) of the Annual Profit Amount.

         c. "Reward Percentage" is, with respect to each Performance Metric, the percentage so designated in this Schedule G with respect to that Performance Metric. The aggregate sum of all Reward Percentages will not exceed 100%.

         d. "Reward Pool" is, with respect to any Budget Period during the term of this EPI Agreement, an amount equal to fifteen percent (15%) of the Annual Profit Amount.

2. Performance Metrics Mechanics. The Performance Metrics listed below in Section 3 are those in effect at the Adjustment Date. It is the intention of SBC and PSC to continue to refine the Performance Metrics during the current Budget Period.

         a.      COST CONTROL

                 Reward Percentage:        25%
                 Penalty Percentage:       25%

         Budgetary control needs to be assessed in the context of an overall financial plan. PSC may request that the SBC Operational Manager review the financials on a monthly basis. Actual costs in excess of the PSC Costs Budget are acceptable if approved by SBC.

         Examples include, but are not limited to:

    o    Increase in services or quality requested and approved by the client
    o    Agreed resource excess during a re-manning exercise
    o SBC approved new projects or functions undertaken under the umbrella of business as usual
    o SBC approved tooling up for third party use of functions on a commercial basis





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         Unapproved cost overruns in excess of 15% of the PSC Costs Budget would be considered extreme and could lead to the imposition of the entire Penalty Percentage pertaining to this Performance Metric. An unapproved cost overrun of 10% would be considered significant and could lead to the imposition of 50% of the Penalty Percentage pertaining to this Performance Metric. These ranges are meant to be indicative and not absolute. Unapproved cost overruns include not only PSC Costs but foreign currency dealing and costs incurred by SBC because of significant mis-estimates of the local currency sub-components of the budget.

         b.      BUSINESS SERVICE QUALITY AND SATISFACTION

                 Reward Percentage:        30%
                 Penalty Percentage:       30%

         SBC and PSC will establish a structure whereby the business areas and logistics functions of the SBC Warburg Division have an input mechanism into this Performance Metric. Structured correctly, this can be used over time to establish specific objectives and measures by business areas which can be agreed on a bilateral basis. The PSC Relationship Manager will initiate a quarterly meeting with the SBC Operational Manager. This meeting should follow separate meetings initiated by the PSC Operational Manager with each business area and logistic function leader or designee with the key PSC service providers of those businesses as well as the PSC Operational Manager. Minutes of these meetings should be submitted to the SBC Operational Manager and the PSC Relationship Manager for purposes of the quarterly meeting referenced above. The initial formal meetings (all of which will be minuted) will establish current status as well as goals for the rest of the Budget Period to enable assessment to be made against these goals in an objective manner. Any business area or logistics function not taking part in this process, as requested with reasonable notice by PSC, will be deemed to be submitting a neutral performance recommendation for that period This would not preclude the business areas or logistics functions contributing to performance evaluation annually (or quarterly, if applicable), provided that for the period during which the business area or logistic function does not take part in this process, the PSC performance will be deemed to be at the zero percent (0%) Penalty Percentage. It is understood that although each business area or logistics function must participate in quarterly reviews in order to maintainits discretion over this Performance Metric for each respective quarter, having thus participated they retain full control of the performance review for the full year Budget Period up to the final annual review.

         c.      PROJECT MANAGEMENT

                 Reward Percentage:        25%
                 Penalty Percentage:       25%

         Each project requires detailed plans from PSC and mutually agreed deliverables such that the performance of PSC can be assessed.

         Each project should have a SBC business sponsor who should chair regular progress meetings (which should be minuted) to monitor progress of the project. These meetings should monitor the agreed performance criteria as well as any changes in circumstances that affect these measures.

         The chairmen of these projects should report into the quarterly meeting mentioned above between the SBC Operational Manager and the PSC Relationship Manager.

         d.      SUBJECTIVE MEASURES

                 Reward Percentage:        20%
                 Penalty Percentage:       20%

         There will be a number of subjective inputs to the assessment of PSC performance, some of which are detailed below:

         o Perceived effectiveness of the PSC management team and its added value to the SBC-PSC alliance overall
         o Value added of PSC in technology thought leadership and strategic and structural contributions
         o   Relationship with the organization
         o Support of SBC Warburg Division policies and attitude (e.g., security, standards, audit and cost consciousness)
         o Proactive leadership in support of the business as a whole (e.g., forcing focus on issues which are relevant to the account, examples would be 'year 2000', structural improvements in the cost base and a meaningful and accurate budget process).

3. Penalty Amount. With respect to each period (quarterly or annual, as applicable pursuant to Section 5(c) of the EPI Agreement) in which PSC's performance of the Services fails to meet or fails to exceed the standards which have been mutually established for a Performance Metric, PSC will provide to SBC a credit in an amount equal to the product of (i) the Penalty Percentage for that Performance Metric, multiplied by (ii) the Penalty Pool for that Budget Period or a quarter thereof, as applicable; provided, however, that the maximum amount of credit that PSC is obligated to provide to SBC pursuant to this Section 3 in any one Budget Period or a quarter thereof, as applicable, with respect to all Performance Metrics shall not exceed, in the aggregate, the Penalty Pool for that Budget Period or a quarter thereof, as applicable.

4. Reward Amount. With respect to each period (quarterly or annual, as applicable pursuant to Section 5(c) of the EPI Agreement) in which PSC's performance of the Services meets or exceeds the standards which have been mutually established for a Performance Metric, SBC will pay to PSC an amount equal to the product of (i) the Reward Percentage for that Performance Metric, multiplied by (ii) the Reward Pool for that Budget Period or a quarter thereof, as applicable; provided, however, that the maximum additional amount that SBC is obligated to pay to PSC pursuant to this Section 4 in any one Budget Period or a quarter thereof, as applicable, with respect to all Performance Metrics shall not exceed, in the aggregate, the Reward Pool for that Budget Period or a quarter thereof, as applicable.